[SUNTRUST LETTERHEAD]                                               EXHIBIT 99.1

                              NOTICE TO HOLDERS OF
                            ACCELERATION OF THE NOTES

To:          Holders of those certain Windsor Woodmont Black Hawk Resort Corp.
             $100,000,000 13% First Mortgage Notes Due 2005 (the "Notes")

Copy:        Windsor Woodmont Black Hawk Resort Corp.

CUSIP #'s:   97380WAE5

     Sun Trust acts as Trustee for the Holders of the Notes issued under that certain Indenture dated March 14, 2000 (the "Indenture"), between the Trustee and Windsor Woodmont Black Hawk Resort Corp. (the "Company"). Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Indenture.

     As Holders should be aware, the Notice to Holders of Event of Default, dated October 23, 2002, informed Holders that an Event of Default exists under
Section 6.01(a) of the Indenture, namely, that the Company failed to pay Interest on the Notes when due on September 16, 2002, and did not cure such failure within the thirty days provided in the Indenture. Since the Interest payment remains outstanding, the Event of Default is considered to have occurred and be continuing.

     Pursuant to Section 6.02 of the Indenture, if any Event of Default occurs and is continuing, then the Trustee or the Holders of at least 25% of principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Upon any such declaration, the Notes shall become due and payable immediately.

     The Trustee, at the direction of a majority in principal amount of the currently outstanding Notes, hereby declares that the Notes are due and payable immediately. Under the terms of the Indenture, the Trustee may pursue any and all remedies available to collect the full amount of the principal, interest, and premium, if any, due on the Notes, as well as the fees and expenses incurred in such collection.

     The Trustee will continue to notify the Holders of material events related to the Acceleration of the Notes through notices such as this.

Dated:  October 23, 2002
                                             Very truly yours,

                                    SUNTRUST BANK, as Trustee

                                    By: /s/ Deborah L. Moreya
                                        ----------------------------------------
                                        Deborah L. Moreya, First Vice President